Exhibit 10.16

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by

National Center for Toxicological Research

an Institute, Center, or Division (hereinafter referred to as the “FDA”) of the

Food and Drug Administration

and,

BG Medicine, Inc.

hereinafter referred to as the “Collaborator”,

having offices at 610 N Lincoln Street, Waltham, MA 02451

created and operating under the laws of Delaware.

Article 1.                    Introduction

This CRADA between FDA and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 16). The official contacts for the Parties are identified on the Contacts Information Page (page 17). Publicly available information regarding this CRADA appears on the Summary Page (page 18). The research and development activities that will be undertaken by FDA and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

Article 2.                    Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

2.1                            “Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

2.2                            “Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

2.3                            “Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan.

2.4                            “Confidential Information” means confidential scientific, business, or financial information provided that the information does not include:

(a)                                 information that is publicly known or that is available from public sources;

(b)                                information that has been made available by its owner to others without a confidentiality obligation;

(c)                                 information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(d)                                information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

2.5                                “Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended(15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

2.6                                “CRADA Data” means all recorded information first produced in the performance of the Research Plan.

2.7                                “CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

2.8                                “CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

2.9                                “Effective Date” means the date of the last signature of the Parties executing this Agreement.

2.10                          “Government” means the Government of the United States of America.

2.11                          “FDA Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by FDA and used in the performance of the Research Plan.

2.12                          “Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

2.13                          “Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

2.14                          “Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

2.15                          “Principal Investigator(s)” or “PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan.

2.16                          “Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties.

Article 3.                    Cooperative Research and Development

3.1                                Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed solely by the Parties identified on the Cover Page unless specifically stated elsewhere in this Agreement. The PIs will be responsible for the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at FDA facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

3.2                                Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3                                Use and Disposition of Collaborator Materials and FDA Materials. The Parties agree to use Collaborator Materials and FDA Materials only in accordance with the Research Plan, not to transfer these materials to third parties except in accordance with the Research Plan or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4                                Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

3.5                                Disclosures to FDA. Prior to execution of this CRADA, Collaborator agrees to disclose to FDA all instances in which outstanding royalties are due under a PHS license agreement, and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with Paragraphs 2.4, 8.3, and 8.4.

Article 4.                    Reports

4.1                                Interim Research and Development Reports. The PIs should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, annual reports, detailed correspondence, and circulation of draft manuscripts.

4.2                                Final Research and Development Reports. The Parties will exchange final reports of their results within four (4) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3                                Fiscal Reports. If Collaborator has agreed to provide funding to FDA under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, FDA will submit to Collaborator a statement of all costs incurred by FDA for the CRADA. If the CRADA has been terminated, FDA will specify any costs incurred before the date of termination for which FDA has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

Article 5.                    Staffing, Financial, and Materials Obligations

5.1                                FDA and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits FDA from providing funds to Collaborator for any research and development activities under this CRADA.

5.2                                FDA Staffing. No FDA employees will devote 100% of their effort or time to the research and development activities under this CRADA. FDA will not use funds provided by Collaborator under this CRADA for FDA personnel to pay the salary of any permanent FDA employee. Although personnel hired by FDA using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3                                Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund FDA under this CRADA. If Collaborator has agreed to provide funds to FDA then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, FDA will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. FDA will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4                                Capital Equipment. Collaborator’s commitment, if any, to provide FDA with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B. If Collaborator transfers to FDA the capital equipment or provides funds for FDA to purchase it, then FDA will own the equipment. If Collaborator loans capital equipment to FDA for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and FDA will not be liable for any damage to the equipment.

Article 6.                    Intellectual Property

6.1                                Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1, and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all copies of CRADA Data and all CRADA Materials developed jointly.

6.2                                Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3                                Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the Food and Drug Administration, an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4                                Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing,.prosecution, and maintenance of any Patent Applications and Patents claiming exclusively-licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA

Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s)

6.5                                Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7.                    Licensing

7.1                                Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2                                Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an FDA employee(s) or made jointly by an FDA employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.3                                Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the FDA Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this nine (9) month period, the negotiation period will be extended to expire one (1) month after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

7.4                                Government License in FDA Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by FDA or jointly by FDA and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5                                Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.6                                Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants an exclusive license to a CRADA Subject Invention made solely by an FDA employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant the license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

7.7                                Third-Party Rights In FDA Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an FDA employee that is first actually reduced to practice after the Effective Date in the performance of the Research

Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, before the Effective Date, PHS had filed a Patent Application and has either offered or granted a license or has executed a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

7.8                                Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator. If Collaborator does not acquire an exclusive commercialization license in a joint CRADA Subject Invention in all fields of use then, for those fields of use not exclusively licensed to Collaborator, each Party will have the right to use the joint CRADA Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary, to fulfill international licensing requirements. The Parties may agree to a joint licensing approach for any remaining fields of use.

Article 8.                    Rights of Access and Publication

8.1                                Right of Access to CRADA Data and CRADA Materials. FDA and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan.

8.2                                Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors provided the obligations of this Article 8.2 are simultaneously conveyed.

(a)                                CRADA Data.

Collaborator and FDA will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

(b)                               CRADA Materials.

Collaborator and FDA will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in

“Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts”, December 1999, available at http://ott.od.nih.gov/NewPages/RTguide_final.html, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator. Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

8.3                                Confidential Information. Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all such information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party.

8.4                                Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5                                Protection of Human Subjects’ Information. The research and development activities to be conducted under this CRADA are not intended to involve human subjects or human tissues within the meaning of 45 C.F.R. Part 46 and 21 C.F.R. Part 50. Should it become necessary to utilize human subjects or human tissues, or to provide a Party with access to information about identifiable human subjects, the Parties agree to amend this CRADA in accordance with Paragraph 13.6 to ensure that the research and development activities conducted hereunder will conform to the appropriate federal laws and regulations, including but not limited to all applicable FDA regulations and HHS regulations relating to the protection of human subjects.

8.6                            Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Paragraph 2.4 or three (3) years after the expiration or termination date of this CRADA. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7                                Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data or CRADA Materials, the other Party will have thirty (30) days to review the proposed publication or disclosure to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application.

Article 9.                    Representations and Warranties

9.1                                Representations of FDA. FDA hereby represents to Collaborator that:

(a)                                  FDA has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that FDA’s official signing this CRADA has authority to do so.

(b)                                 To the best of its knowledge and belief, neither FDA nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should FDA or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, FDA will notify Collaborator within thirty (30) days of receipt of final notice.

9.2                               Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to FDA that:

(a)                                       Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

(b)                                 Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify FDA within thirty (30) days of receipt of final notice.

(c)                                  Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

Article 10.             Expiration and Termination

10.1                          Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2                     Termination by Mutual Consent. FDA and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3                     Unilateral Termination. Either FDA or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. FDA may, at its option, retain funds transferred to FDA before unilateral termination by Collaborator for use in completing the Research Plan.

10.4                     Funding for FDA Personnel. If Collaborator has agreed to provide funding for FDA personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to FDA for a period of six (6) months after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5                     New Commitments. Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that FDA will have the authority to retain and expend any funds for up to one (1) year subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research PIan.

Article 11.             Disputes

11.1                      Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2                      Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

Article 12.             Liability

12.1                          NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2                          Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by FDA employees under this CRADA, unless due to the negligence or willful misconduct of FDA, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that FDA, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act , 28 U.S.C. Chapter 171.

12.3                          Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13.             Miscellaneous

13.1                          Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2                          Compliance with Law. FDA and Collaborator agree that they will comply with, and advise their contractors and agents to comply with, all applicable statutes, Executive Orders, HHS regulations, and all FDA, CDC, and NIH policies relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). Additional information on these subjects is available from the HHS

Office for Human Research Protections or from the NIH Office of Laboratory Animal Welfare. Collaborator agrees to ensure that employees, contractors, and agents of Collaborator who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from FDA is properly licensed to receive the “select agent or toxin”.

13.3                     Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4                     Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5                     Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6                     Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the Principal Investigators. Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7                     Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder will be assigned or otherwise transferred by either Party without the prior written consent of the other Party.

13.8                     Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

13.9                     Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

13.10               Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or service. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least seven (7) days prior to publication. Either Party may disclose the Summary Page to the public without the approval of the other Party.

13.11                    Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12                    Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by FDA, or FDA Materials, or FDA’s Confidential Information, to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13                    Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.14                    Survivability. The provisions of Paragraphs 3.3, 3.4, 4.2, 4.3, 5.3, 5.4, 6.1-9.2, 10.3-10.5, 11.1, 12.1-12.3, 13.1-13.3, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR FDA:

/s/ William Slikker	2/23/07
Signature	Date

William Slikker, Jr., Ph.D.
Director, National Center for Toxicological Research
Food and Drug Administration

FOR COLLABORATOR:

/s/ Pieter Muntendam	2/23/07
Signature	Date

Pieter Muntendam, M.D.
President, BG Medicine

CONTACTS INFORMATION PAGE

CRADA Notices

For FDA:	For Collaborator:

William Slikker Jr., Ph.D.	Pieter Muntendam, M.D.
Director, National Center for	President, BG Medicine, Inc.
Toxicological Research

Patenting and Licensing

For FDA:	For Collaborator (if separate from above):

Division Director, Division of
Technology Development and Transfer
NIH Office of Technology Transfer
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804
Tel: 301-496-7057
Fax: 301-402-0220

Delivery of Materials Identified In Appendix B (if any)

For FDA:	For Collaborator:

Fred A. Beland, Ph.D.	Robert McBurney, Ph.D.
Director, Systems Toxicology	Senior Vice President and Chief Scientific Officer
National Center for	BG Medicine, Inc.
Toxicological Research

SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,
RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA: Systems Toxicology from the 28-day Rat Study for Prediction of Clinical Liver Toxicity Potential

PHS [FDA] Component:	National Center for Toxicological Research

FDA Principal Investigator:	Fred A. Beland, Ph.D.

Collaborator:	BG Medicine Inc.

Collaborator Principal Investigator:	Robert McBurney, Ph.

TERM OF CRADA:	One (1) year from the Effective Date.

Systems Toxicology from the 28-Day Rat Study for

Prediction of Clinical Liver Toxicity Potential

A Joint Program of the
Division of Systems Toxicology,
National Center for Toxicological Research,
and
BG Medicine, Inc.

Program Research Plan

Candidate Biomarkers and Hepatic Effects in a 28-Day
Exposure Study in Rats of Drugs with
Known Human Liver Toxicity

CRADA Abstract

In light of the enormous impact of drug toxicity on the pharmaceutical industry and the greater public health, the FDA has included improved predictive toxicology as one of the three core dimensions of its Critical Path Initiative. The Critical Path also highlights the potential applications of genomics, proteomics and metabolomics technologies – all of which can be integrated under the umbrella of systems biology – to modernize the methods by which medical products are evaluated in the context of safety and efficacy. A central thesis to this Program is that the application of systems biology in the field of predictive liver toxicology has the potential to yield revolutionary tools for the evaluation of drug safety and toxicity.

Several drivers that highlight the need for improved predictive liver toxicology tools can be identified. Ideally, safety issues should be detected earlier than current tools allow, in large part to avoid costly clinical failures – and devastating market withdrawals – that continue to scar the industry to the present day. Currently, there are no reliable tools to distinguish true, progressive toxicology from transient enzyme level changes; such tools could eliminate the all-to-common practice of terminating otherwise viable drug candidates. Finally, liver toxicity itself remains the single most widespread and expensive drug safety issue. One major pharmaceutical company estimated that its clinical-stage failures over the last decade due to liver toxicity have cost over $2 billion in the last decade. And high profile market withdrawals due to live failure of drugs such as troglitazone have far-reaching effects on industry, regulatory agencies and public confidence.

In performing the Program, NCTR and BGM seek to discover novel molecular biomarkers predictive of liver toxicity in the standard rat animal model. Given that the Program includes drugs of multiple chemical families that are indicated for a variety of diseases, general signals predictive of tox effects across drug classes may be discovered. The ideal biomarker set would provide accurate and reproducible prediction, have the power to distinguish between transient and progressive liver toxicity and also be detectable earlier than current clinical chemistry measures. The utility of these biomarkers could extend into the clinic and beyond, thus marking a step forward toward the ultimate goal of eliminating late-stage clinical failures and market withdrawals due to liver toxicity.

The search for biomarkers will encompass evaluations of toxicity profiles data generated through gene expression microarrays, and proteomic and metabolomic analysis of biofluids. Each of these platforms provides a distinct, but complementary view of the physiological status of the organism at that moment in time. Gene expression analysis of target tissue transcripts can reflect agent exposure and may provide direct correlations for evaluations of surrogate markers in blood and urine. Proteomic and metabolomic analysis biomarker patterns in available biofluids provide the basis for evaluations in preclinical and clinical models. Detailed protein analysis contributes protein and physiologic responses not available from gene expression data while the metabolomic analysis of small metabolites can reflect target site toxicity and changes to the overall health status of the individual.

Inasmuch as this effort requires an array of core competencies and technology platforms, the Program will leverage complementary capabilities from both NCTR and BG Medicine. Both parties will make in-kind intellectual contributions central to the design and execution of the research plan, and ultimately the data will enter the public domain. In alignment with the Critical Path, the Program maps advances in science to a huge area of unmet medical need, with tremendous potential benefits to all stakeholders in the healthcare system.

APPENDIX A

RESEARCH PLAN

Overall Goal of the Joint Research Program

The overall goal of the research program is to modernize the drug discovery and development process, specifically to achieve a more scientific understanding of the mechanisms of liver toxicity and to create new tools, such as molecular biomarkers, that can be used in nonclinical studies to predict potentially harmful effects of drugs in humans.

Partners Jointly Conducting the Research

FDA/NCTR

Principal Investigator: Fred A. Beland, Ph.D., Director, Biochemical Toxicology

The Division of Systems Toxicology was established in September 2004 to provide an umbrella to individuals who are using tools to assess patterns associated with toxicity following acute and chronic administration. The Division is comprised of six Centers of Excellence (Chemistry, Functional Genomics, Hepatotoxicology, Metabolomics, Proteomics and Toxicoinformatics) and an Immediate Office.

Systems toxicology provides an integrated and iterative assessment of the toxicity of agents based on the holistic analysis of OMICs (genomics, transcriptomic, proteomic and metabolomic) analyses and classic toxicology endpoints. The Division’s mission is to provide state-of-the-art analyses of preclinical and clinical response to regulated products at the analytical and informatic level. One aspect of this approach is to develop and apply metabolomic, proteomic and genomic analyses to develop an integrated network of metabolite levels, proteins expressed, and gene expression changes as a function of exposure. Since the goal is to apply new technologies to emerging issues in toxicology, both potential toxicants and processes can be examined in an iterative systems toxicology approach. Systems toxicology provides a step on the critical path toward defining novel tools for safety assessment.

BG Medicine, Inc.

President: Pieter Muntendam, M.D.

BG Medicine was founded in 2001 to pioneer the commercial applications of Systems Pharmacology/Toxicology, which is based on scientific advances in the systems biology field. Its advanced proprietary platform enables novel paths to new medicines through molecular fingerprinting of genes, proteins and metabolites combined with powerful bioinformatics integration to produce Systems Response Profiles. These profiles, which combine multiple physiological compartments and often include thousands of distinct analyte levels, have enabled unprecedented molecular characterization of disease states and drug responses.

Systems Toxicology, as practiced by BG Medicine, offers a unique approach to understanding toxicity including answering fundamental questions about mechanism, inter-species applicability, subtle differences within a drug class and the role of underlying disease, predisposition or concomitant medications. Systems Toxicology can quickly answer the question whether the toxic effect is intrinsic or extrinsic to the desired pharmacologic effect - a question that has fundamental implications for the class of agents.

The Relevance of the Program for Human Healthcare

“Severe hepatotoxicity is one of the most common causes for pharmaceutical product recalls, labeling changes and Dear Doctor Letters which raises the question of how effective nonclinical and clinical testing is in recognizing such toxicity. A primary purpose of nonclinical studies is to discover target organ toxicity and from this information stop the development of the compound or to utilize this information for monitoring possible toxicities in human studies. The liver is a major target organ of early screening efforts in the pharmaceutical industry and a major target organ in the repeated dose, preclinical safety studies used to support clinical trials. If a compound is hepatotoxic in animals, it is only after the toxicity is assessed and an adequate safety margin is estimated that such a compound is administered to humans. Despite these precautions, hepatotoxicity may be identified in clinical trials and post-marketing periods. In some of these instances hepatotoxicity may have been observed in nonclinical studies but not judged significant, or in others, signals may have been inapparent.” From a document prepared by an FDA Working Group for a public workshop on drug-induced hepatotoxicity that was held in February 2001.

Drug toxicity continues to be the number one risk factor for drug development projects. Despite advances in the field of life sciences, our ability to avoid and anticipate drug toxicity seems to be at the level where it was at the birth of modem drug development. Because of the central role played by the liver in metabolism, the liver is the most important site of drug-induced tissue injury. For example, drug-induced elevations in liver enzymes, such as alanine transaminase (ALT) and aspartate transaminase (AST), are routinely used as surrogates for drug-induced liver injury. However, our understanding of the multiple biochemical pathways responsible for changes in ALT and AST is rudimentary and, often, incorrect decision are made about the likely histopathological and liver function consequences of changes in these clinical chemistry measures. This can lead to the premature suspension of the development of promising, novel drug candidates targeted at diseases for which no or inadequate pharmacological therapy is currently available. In other cases, drug candidates are advanced through development to marketing approval, based on acceptable changes in clinical chemistry measures thought sufficient to indicate no potential for liver damage, only to be unexpectedly withdrawn from the market upon the discovery of “idiosyncratic” liver toxicity.

What is urgently needed is better information about the biochemical pathways contributing to the drug-induced responses of the liver under conditions where traditional clinical chemistry measures used as surrogates for liver injury are elevated in a transient or sustained fashion and to a moderate or substantial degree. In addition, there is an urgent need for molecular biomarkers that accurately reflect specific biochemical mechanisms in the liver, and that can be measured in blood plasma/serum which can be used as more reliable predictors of the consequences for liver function of continued exposure to drugs.

A molecular systems approach to drug-induced liver function and injury will provide the much-needed information and tools for the development of new assays of liver function and injury that can be employed in the drug development process and, ultimately, in medical practice.

General Protocol and Timelines

The overall research plan is comprised of five (5) Study Units. A Study Unit consists of a drug pair (one drug known to be associated with liver toxicity, one known to be associated with mild or transient liver effects) and a vehicle control group (see 5.2 below for list of study drugs). Both drugs in the drug pair of a single Study Unit are from the same or similar drug class. Each drug of a pair consists of 3 study arms (low dose, high dose and high dose early sacrifice) with 16 rats per group. In addition to the two drugs, there is one vehicle control group consisting of 16 rats per study unit. There are 112 rats in each Study Unit of this systems toxicology program. Plasma samples obtained via tail bleeds will be collected for all animals at pre-dose, and at days 1, 3, 7, 14 and 28. Urine samples will be collected at a pre-dose, and at days 1-5, 14 and 28. Liver tissue will be collect at time points of sacrifice, day 3 and day 28. Extensive measurements of urine, plasma and liver tissue will be preformed employing a broad range of non -omic platforms for clinical chemistries and histology and omic platforms for transcripts, proteins (mass spectrometry) and metabolites (NNIR and mass spectrometry).

On the basis of the timeframes for analysis of the analytes on various platforms and the importance of the results to the Critical Path Initiative, the work plan for this systems toxicology study is divided into three discrete sub-units. Two Study Units (two drug pairs) will be initiated in parallel, followed by two additional study units staggered by five weeks and finally by the last Study Unit staggered five weeks from the third and forth Units. The timeframes for this portion of the study is approximately 15 weeks.

Once the samples are collected for each study unit, the broad range of analytical measurements will be carried out by the NCTR team and BGM and its partners. The primary focus of this phase of the program will be the analysis of plasma and liver samples at days 3 and 28 and urine samples across all time points.

Systems Toxicology data analysis will treat each Study Unit as a separate study. This will enable the statistical and bioinformatics analysis of the first Study Unit to proceed concurrent with the subsequent animal dosing and sample and data collection from the remaining study units. Data analysis, univariate/multivariate analysis and bioinformatics will be completed individually for the changes observed within a drug as a function of dose and between drug pairs. The combined bioinformatics expertise of BGM’s correlation network analysis and NCTR’s ArrayTrack programs will ensure a comprehensive analysis of these data.

Study Drugs

Drugs were selected in pairs from the same chemical class and indication. Each pair has one drug known to cause progressive liver toxicity and one drug known to cause mild or transient liver effects. Analysis of the toxicity profiles of these pairs may therefore reveal biomarkers that distinguish between transient and progressive liver effects. In addition, the five pairs cover a range of drug classes from major markets and the analysis could therefore yield liver toxicity biomarkers generally applicable across drug classes with tremendous potential utility in the context of existing development programs. As a proof of concept of the systems toxicology approach to liver toxicity biomarker development using compound pairs within a compound class that differ in their clinical evidence of hepatotoxicity, a pilot study consisting of a single compound pair from the following list of agents will be used. The five drug pairs are given below; drug names in bold are known to cause progressive liver toxicity, those in italics are known to cause mild or transient liver effects:

Pair 1: HIV Protease Inhibitors

ritonavir, saquinavir

Pair 2: Quinolone Antibiotics

trovafloxacin, moxifloxacin

Pair 3: Non-Steroidal Anti-Inflammatories

bromfenac, diclofenac

Pair 4: Antileukotrienes

zafirlukast, montelukast

Pair 5: Thiazolidinediones

troglitazone, rosiglitazone

N.B.                         The drugs selected for the study may change depending on availability of raw material and the input of pharmaceutical sponsors.

Expected Benefits of the Program

We expect that there will be multiple benefits derived from the performance of the Program. These benefits include, but are not limited to:

1.               Molecular biomarkers suitable for supplementing or replacing traditionally inadequate clinical chemistry measures of liver toxicity such as ALT and AST

2.               Biomarkers that are predictive of liver toxicity earlier than current clinical chemistries

3.               Biomarkers that enable informed development decisions by distinguishing between transient liver effects and true progressive liver toxicity

a.               Enable advancement of viable and promising candidates that would otherwise have been dropped upon demonstrating transient effects

b.              Eliminate costly late-stage failures of candidates that were allowed to advance based on traditionally insensitive and ambiguous metrics

c.               Reverse the highly-publicized downward trends in efficiency and output of the discovery and development engine

4.               The potential to avoid market withdrawals of drugs due to liver failure

a.               Increase public confidence in regulatory agencies and industry

b.              Avoid social, political and financial repercussions

5.               Set an example for revolutionary contributions to the healthcare system by uniting advanced technologies and core competencies from the FDA and industry

a.               Advancement of science

b.              Improved profile for all stakeholders

c.               Sets the stage for future projects in other areas of unmet need

Appendix B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS OF THE
PARTIES

NCTR-BG Medicine CRADA - Phase 1 Proof of Concept Pilot Study

Staffing Contributions:

FDA will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. FDA’s scientific staff will include FDA’s Principal Investigator and technical staff.

FDA estimates that 1.45 person-years of effort per year will be required to complete the CRADA research.

Collaborator will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. Collaborator’s scientific staff will include Collaborator’s Principal Investigator or technical staff.

Collaborator estimates that 5.6 person-years of effort per year will be required to complete the CRADA research.

Funding Contributions:

Collaborator agrees to provide funds in the amount of $400,391.00 for FDA to use to acquire technical, statistical, and administrative support for the research activities, as well as to pay for supplies and travel expenses. Collaborator will provide funds in two equal installments. The first installment will be due within thirty (30) days of the Effective Date. The second payment will be upon completion of the animal portion of the study. Collaborator agrees that FDA can allocate the funding between the various categories in support of the CRADA research as FDA’s PI sees fit.

CRADA PAYMENTS:

Collaborator will make checks payable to the [Food and Drug Administration], will reference the CRADA number and title on each check, and will send them via trackable mail or courier to:

National Center for Toxicological Research, ATTN: Finance Officer

3900 NCTR Road

Jefferson, Arkansas 72079

CRADA Travel Payments:

Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by FDA and funded using either appropriated funds or CRADA funds, or arranged and funded directly by Collaborator.

Materials/Equipment Contributions:

FDA will utilize major equipment in the Division of Systems Toxicology, Functional Genomics, Proteomics and Metabolomics Laboratories with an estimated value of $3.3 M for use under this CRADA.

FDA will also provide use of its ArrayTrack software ($1.5M est. development cost) and it’s IBM Storage Servers (estimated value of $1M) for use under this CRADA

If FDA decides to provide additional FDA Materials for use under this CRADA, those materials will be transferred under a cover letter that identifies them and states that they are being provided under the terms of the CRADA.

Collaborator will utilize capital equipment from its Metabolomics, Proteomics and IT laboratories with an estimated value of $8.7M, and supplies with an estimated value at $440,000, for use under this CRADA.

APPENDIX C

MODIFICATIONS TO THE MODEL CRADA

Deletions are shown as strikethroughs and additions are underlined

Article 1. Introduction

This CRADA between FDA and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 16). The official contacts for the Parties are identified on the Contacts Information Page (page 17). Publicly available information regarding this CRADA appears on the Summary Page (page 18). The research and development activities that will be undertaken by FDA and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

Add language to read:

Article 1. Introduction

This CRADA between FDA and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 16). The official contacts for the Parties are identified on the Contacts Information Page (page 17). Publicly available information regarding this CRADA appears on the Summary Page (page 18). The research and development activities that will be undertaken by FDA and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C. FDA and Collaborator acknowledge that Collaborator will receive funding from pharmaceutical manufacturers to support the performance of its obligations under the Research Plan.

The pharmaceutical manufacturers may elect to have a representative of their scientific staff participate in BG Medicine’s Scientific Advisory Committee for this CRADA.

The pharmaceutical manufacturers listed below have agreed to provide $350,000.00 each to Collaborator as a one-time payment for Phase I (Pilot Study) of the Joint Research Program., This has been done under a “Participant Agreement” between the Collaborator and each pharmaceutical manufacturer. These funds will be used by Collaborator for staffing and material costs and for Collaborator to meet its obligations to FDA under Appendix B of this agreement.

FDA will use the CRADA funding provided by Collaborator to acquire technical, statistical, and administrative support for the research activities, as well as to pay for supplies and travel expenses directly related to the collaboration.

The pharmaceutical manufacturers listed below are not a party to this agreement. The Food and

Drug Administration will not receive any funding from them.

Eisai Co., Ltd

4-6-10 Koishikawa Bunkyo-ku

Tokyo, 112-8088

Japan

Dr. Shoji Asakura

s-asakura@hhc.eisai.co.jp

+81 (29) 847-6471

Sankyo Co., Ltd

3-5-1 Honcho Nihonbashi

Tokyo, 103-8426

Japan

Sunao Manabe

Director of Medicinal Safety Research Laboratories

Orion Corporation

Orionintie 1, 02200

Espoo, Finland

Esa Heinonen

Vice President, Research and Development

Esa.Hein@orion.fi

+358 10 4261

Mitsubishi Chemical Corporation

33-8 Shiba 5-chrome

Minato-ku

Tokyo, Japan

Dr. Sadayo Iijima

General Manager, Healthcare Planning

Iijima.Sadayo@md.m-kagaku.co.jp

+81 (3) 6414-3580

Johnson & Johnson

Spring House JNJPRD

Welsh & McKean Roads

Spring House, PA 19477-0776

Michael Kelley

MKelley2@PRDUS.JNJ.COM

(215) 628-5451

Pfizer Global Research and

Denise Robinson-Gravitt, PhD

Global Technology Development

50 Pequot Avenue MS6025 C4269

New London, CT 06320

Denise.robinson-gravatt@pfizer.com

(860)-732-0790

USB SA

Thomas Senderovitz, MD

Chemin du Foriest

B-1420 Braine-l’Alleud

Belgium

Thomas.senderovitz@ucb-group.com

+32 (0) 2 386 35 96

Article 8. Right of Access and Publication

Section 8.1: Right of Access to CRADA Data and CRADA Materials. FDA and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan.

Add language to read:

Section 8.1: Right of Access to CRADA Data and CRADA Materials. FDA and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan. FDA acknowledges and agrees that Collaborator may provide CRADA Data to funding pharmaceutical manufacturers and that each funding pharmaceutical manufacturer will be granted the right to use the CRADA Data for its internal purposes provided that no manufacturer shall be permitted to publish any CRADA Data or to use any CRADA Data in, or in support of, a patent application directed to the composition or use of a biomarker useful in detecting or predicting hepatotoxicity.

Section 8.2: Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors provided the obligations of this Article 8.2 are simultaneously conveyed.

Add language to read:

Section 8.2: Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. “The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors, and that Collaborator may share the CRADA Data with funding pharmaceutical manufacturers, provided that in each case the obligations of this Article 8.2 are simultaneously conveyed.”